FTE Networks Announces Changes to Senior Management and Board of Directors

Naples, Florida May 20, 2014 - FTE Networks, Inc. (PINK SHEETS: FTNW), a premier provider of fiber and wireless infrastructure services in the telecommunications vertical, today announced a leadership change for the company.

Ms. Theresa Carlise has resigned from the company as CFO and member of the Board of Directors. Her resignation was accepted by the company and will be effective immediately.

The Board of Directors has formed an interim office of CFO to be managed by David Lethem, Vice President of Corporate Compliance. Ms. Carlise will remain as an employee of FTE Networks, as a financial advisor, for the term of her employment agreement and remain active with the Company working as a key liaison with auditors and executives, helping to ensure a smooth leadership transition and engaging in SEC Compliance activities. The Company's Board of Directors has commenced an executive search for a new permanent CFO

“Ms. Carlise has been instrumental in getting FTE Networks to where it is today”, said Michael Palleschi, FTE’s Chief Executive Officer. “Since she began with Focus Venture Partners, Inc. in 2011, Theresa has done an outstanding job ensuring that the financial systems and practices were second to none. As FTE continues to evolve, we will be consolidating all core functions into the Naples, Florida office. There is still a tremendous amount of cleanup work to do with getting the company current on its filings but we are committed to completing all of them as soon as possible while executing on all of our initiatives. With this, both Theresa and the company agreed that it would be best for her to focus primarily on the audits and filings ensuring completion and compliance in a timely manner. This move will bring us one step closer to positioning the company as a leader in its field and creating shareholder value”.

About FTE Networks, Inc.

FTE Networks is a vertically integrated company with an international footprint.  Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions.  FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.